PRICING SUPPLEMENT Dated September 18, 2023
Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-260359
Supplementing the Preliminary Prospectus
Supplement, dated September 18, 2023 and
the Base Prospectus, dated October 19, 2021

AerCap Ireland Capital Designated Activity Company
AerCap Global Aviation Trust

$900,000,000 6.100% Senior Notes due 2027
$850,000,000 6.150% Senior Notes due 2030

Guaranteed by:
AerCap Holdings N.V.

Pricing supplement, dated September 18, 2023 (this “Pricing Supplement”) to the Preliminary Prospectus Supplement, dated September 18, 2023 (the “Preliminary Prospectus Supplement”), and the related Base Prospectus, dated October 19, 2021 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus, the “Prospectus”), of AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust.

This Pricing Supplement relates only to the securities described below and should only be read together with the Prospectus. This Pricing Supplement is qualified in its entirety by reference to the Prospectus. The information in this Pricing Supplement supplements the Prospectus and supersedes the information in the Prospectus to the extent inconsistent with the information in the Prospectus.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

Issuers:	AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust
Notes Offered:	6.100% Senior Notes due 2027 (the “2027 Notes”) 6.150% Senior Notes due 2030 (the “2030 Notes” and, together with the 2027 Notes, the “Notes”)

Ratings[1]:	Baa2 / BBB / BBB (Moody’s / S&P / Fitch)
Distribution:	SEC Registered
Trade Date:	September 18, 2023
Settlement Date:
September 25, 2023 (T+5)

We expect that delivery of the Notes will be made to investors on or about September 25, 2023, which will be the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before the date of delivery should consult their advisors.

Principal Amount:	2027 Notes: $900,000,000 2030 Notes: $850,000,000
Maturity Date:	2027 Notes: January 15, 2027 2030 Notes: September 30, 2030
Coupon:	2027 Notes: 6.100% 2030 Notes: 6.150%
Issue Price to Public:	2027 Notes: 99.540% of the principal amount 2030 Notes: 99.371% of the principal amount In each case, plus accrued interest, if any, from September 25, 2023
Gross Proceeds:	2027 Notes: $895,860,000 2030 Notes: $844,653,500

1 These ratings have been provided by Moody’s, S&P and Fitch. A securities rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time and each rating should be evaluated independently of any other rating.

Benchmark Treasury:	2027 Notes: UST 4.625% due September 2026 2030 Notes: UST 4.125% due August 2030
Benchmark Treasury Price:	2027 Notes: 99-21¾ 2030 Notes: 98-09+
Yield:	2027 Notes: 4.741% 2030 Notes: 4.412%
Spread to Benchmark Treasury:	2027 Notes: +150 basis points 2030 Notes: +185 basis points
Yield to Maturity:	2027 Notes: 6.241% 2030 Notes: 6.262%
Interest Payment Dates:	2027 Notes: January 15 and July 15, beginning on July 15, 2024 2030 Notes: March 30 and September 30, beginning on March 30, 2024
Optional Redemption:
2027 Notes: Following issuance and prior to December 15, 2026, make-whole call at T+25 basis points.  At any time on or after December 15, 2026, par call.
2030 Notes: Following issuance and prior to July 30, 2030, make-whole call at T+30 basis points.  At any time on or after July 30, 2030, par call.

Optional Tax Redemption:
If the Issuers become obligated to pay any additional amounts as a result of any change in the law of Ireland or certain other relevant taxing jurisdictions that is announced or becomes effective on or after the date on which the Notes are issued (or the date the relevant taxing jurisdiction became applicable, if later), the Issuers may redeem the Notes at their option in whole, but not in part, at any time at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date and additional amounts, if any.

CUSIP / ISIN:	2027 Notes: 00774MBD6 / US00774MBD65 2030 Notes: 00774MBE4 / US00774MBE49
Other Information
Denominations:	$150,000 and integral multiples of $1,000 in excess thereof
Underwriters:
Joint Active Book-Running Managers:

BNP Paribas Securities Corp.
BofA Securities, Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
Santander US Capital Markets LLC

Joint Passive Book-Running Managers:

Citizens JMP Securities, LLC
KeyBanc Capital Markets Inc.
Regions Securities LLC
Scotia Capital (USA) Inc.
TD Securities (USA) LLC

THIS INFORMATION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE SECURITIES OR THIS OFFERING. PLEASE REFER TO THE PROSPECTUS FOR A COMPLETE DESCRIPTION.

THE ISSUERS HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUERS HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUERS AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS BY CALLING BNP PARIBAS SECURITIES CORP. TOLL-FREE AT (800) 854-5674, BOFA SECURITIES, INC. TOLL-FREE AT (800) 294-1322, J.P. MORGAN SECURITIES LLC COLLECT AT (212) 834-4533, MIZUHO SECURITIES USA LLC TOLL-FREE AT (866) 271-7403 OR SANTANDER US CAPITAL MARKETS LLC TOLL-FREE AT (855) 403-3636.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

THIS COMMUNICATION IS NOT INTENDED TO BE A CONFIRMATION AS REQUIRED UNDER RULE 10b-10 OF THE SECURITIES EXCHANGE ACT OF 1934. A FORMAL CONFIRMATION WILL BE DELIVERED TO YOU SEPARATELY.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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